As filed with the U.S. Securities and Exchange Commission on March 17, 2025
Registration No. 333-267869
Registration No. 333-271151
Registration No. 333-271671

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to
Form S-3 Registration Statement No. 333-267869
Form S-3 Registration Statement No. 333-271151
Form S-3 Registration Statement No. 333-271671
UNDER
THE SECURITIES ACT OF 1933

Stronghold Digital Mining, Inc.
(Exact name of registrant as specified in its charter)

Delaware	86-2759890
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

595 Madison Avenue, 28th Floor
New York, New York 10022
(212) 967-5294
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ben Gagnon
Chief Executive Officer
595 Madison Avenue, 28th Floor
New York, New York 10022
(212) 967-5294
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Christopher M. Barlow
Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001
(212) 735-3000
Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. ☐

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

EXPLANATORY NOTE
DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements filed by Stronghold Digital Mining, Inc., a Delaware corporation (“Stronghold”), on Form S-3 (collectively, the “Registration Statements”):

•
Registration Statement No. 333-267869, originally filed with the Securities and Exchange Commission (the “SEC”) on November 23, 2022, effective as of February 10, 2023, which registered the resale of 10,000,000 shares of Class A Common Stock, $0.0001 par value per share, of Stronghold (“Shares”) by the selling stockholder identified in the prospectus included in the Registration Statement;

•
Registration Statement No. 333-271151, originally filed with the SEC on April 5, 2023, effective as of  April 14, 2023, which registered the resale of 62,004,276 Shares by the selling stockholder identified in the prospectus included in the Registration Statement; and

•
Registration Statement No. 333-271671, originally filed with the SEC on May 5, 2023, effective as of  May 25, 2023, which registered the resale of 18,725,000 Shares by the selling stockholder identified in the prospectus included in the Registration Statement.

On March 14, 2025, pursuant to the consummation of the previously announced Agreement and Plan of Merger, which was amended by amendment no. 1 thereto, dated as of September 12, 2024 (the “Merger Agreement”), by and among Bitfarms Ltd. (“Bitfarms”), the Company, Backbone Mining Solutions LLC, an indirect, wholly-owned subsidiary of Bitfarms (“BMS”) and HPC & AI Megacorp, Inc., a direct, wholly-owned subsidiary of BMS (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as an indirect, wholly-owned subsidiary of Bitfarms.

As a result of the consummation of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of its securities pursuant to the above-referenced Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove by means of a post-effective amendment any of the securities registered which remain unsold at the termination of the offering, this Post-Effective Amendment No. 1 to the Registration Statements is being filed to terminate the effectiveness of the Registration Statements and to remove from registration all securities registered but not sold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the above referenced Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on March 17, 2025.

Stronghold Digital Mining, Inc.

By:	/s/ Ben Gagnon
Ben Gagnon
Chief Executive Officer

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.